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On March 4, 2013, Transocean Ltd. held a conference call to discuss Transocean Ltd.'s Q4 and full year 2012 earnings. A copy of the transcript of this conference call is attached hereto as Exhibit 1 and incorporated herein by reference.

Important Additional Information

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company's 2013 Annual General Meeting (the "2013 Annual General Meeting"). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual General Meeting (the "2013 Proxy Statement"). SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company's shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual General Meeting. This information can also be found in the Company's definitive proxy statement for its 2012 Annual General Meeting (the "2012 Proxy Statement"), filed with the SEC on April 6, 2012. To the extent holdings of the Company's securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents, including the WHITE proxy card, filed by the Company with the SEC in connection with the 2013 Annual General Meeting at the SEC's website (http://www.sec.gov), or at the Company's website (http://www.deepwater.com), or by contacting the company by email at info@deepwater.com. In addition, copies of the proxy materials, when available, may be requested from the Company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

CORPORATE PARTICIPANTS
Thad Vayda Transocean Ltd - VP IR
Steven Newman Transocean Ltd - CEO
Esa Ikaheimonen Transocean Ltd - EVP, CFO
Terry Bonno Transocean Ltd - SVP Marketing

CONFERENCE CALL PARTICIPANTS
Angie Sedita UBS - Analyst
Doug Becker BofA Merrill Lynch - Analyst
Robin Shoemaker Citigroup - Analyst
Robert MacKenzie FBR Capital Markets - Analyst
Ian Macpherson Simmons and Company - Analyst
David Smith Johnson Rice and Company - Analyst
Harry Mateer Barclays Capital - Analyst
Waqar Syed Goldman Sachs - Analyst
Robert Jensen Platou Markets - Analyst
Justin Sander RBC Capital Markets - Analyst
Charles Olson Fearnley Securities - Analyst

PRESENTATION

Operator

Good day, and welcome to the Transocean Q4 and full year 2012 earnings conference call. Today's conference is being recorded and at this time, I'd like to turn the conference over to Mr. Thad Vayda. Please go ahead, sir.

Thad Vayda - Transocean Ltd - VP IR

Thank you, Tom. Good day and welcome to Transocean's fourth quarter and full year 2012 earnings conference call.

A copy of the press release covering our financial results, along with supporting statements and schedules, is posted on the Company's Web site at deepwater.com. We've also posted a file containing four charts that may be referenced during today's call. This file can be found on the Company's Web site by selecting Investor Relations quarterly toolkit and PowerPoint charts. The charts include average contracted day rates by rig type, out of service rig months, operating and maintenance cost trends, and a chart illustrating historic and forecasted out of service rig dates by class for years 2008-2014. Quarterly toolkit includes four additional financial tables for your convenience covering revenue efficiency and other revenue details, daily operating and maintenance cost by rig type and contract intangible revenues. Joining me on this mornings call are Steven Newman, Chief Executive Officer; Esa Ikaheimonen, Executive Vice President and Chief Financial Officer; and Terry Bonno, Senior Vice President of Marketing.

Before I turn the call over to Steven, I'd like to point out that during the course of this call participants may make certain forward-looking statements regarding various matters related to our business and Company that are not historical facts including future performance, operating results, estimated loss contingency associated with the

Macondo well incident, the Boards recommendation for the return of capital to shareholders, including the timing and amount of the proposed dividend, projected outcome of shareholder voting on any matters to be presented at our annual general meeting, and the prospects for the contract drilling business. Such statements are based on the current expectations and certain assumptions of management and are, therefore, subject to certain risks and uncertainties.

As you know, it's inherently difficult to make projections or other forward-looking statements in a cyclical industry since the risks, assumptions and uncertainties involved in these forward-looking statements include the level of crude oil and natural gas prices, rig demand, the effects and results of litigation, assessments and contingencies, and operational and other risks which are described in the Company's most recent Form 10-K and other filings with the US Securities and Exchange Commission. Should one or more of these risks and uncertainties materialize, or underlying assumptions proven correct, actual results may vary from those that are indicated. Transocean neither intends to nor assumes any obligation to update or revise these forward-looking statements in light of developments which differ from those anticipated.

Also note that we may use various numerical measures on the call today that are or may be considered non-GAAP financial measures under Reg G. As I indicated earlier, you'll find the required supplemental financial disclosure for these measures, including the most recently directly comparable GAAP measure and an associated reconciliation, on our Web site at deepwater.com under Investor Relations, quarterly toolkit and non-GAAP financial measures and reconciliations. Finally and importantly, to give more people an opportunity to participate in this call, limit your questions to one initial question and one follow-up, please.

Thanks very much and now I'll turn the call over to Steven Newman. Steven?

Steven Newman - Transocean Ltd - CEO

Thanks, Thad. Welcome to all of our employees, customers, investors and analysts. Thank you for joining us on the call today. There is a lot to talk about today so let me get started with the numbers.

As you saw from our earnings press release, we reported adjusted earnings from continuing operations of $330 million, or $0.91 per diluted share. Including $126 million in net favorable discrete tax items and income from discontinued operations, we reported net income attributable to controlling interest of $456 million, or $1.26 per diluted share. Esa will take you through the numbers including our updated guidance for 2013 in a moment. Our adjusted results underscore the continued progress we have made in improving our execution in the field. At 94.7%, fourth quarter revenue efficiency from continuing operations compares favorably with the 94.9% in the third quarter. Supporting this quarter-on-quarter trend was our ultra deep-water fleet, which delivered the second consecutive quarter of revenue efficiency in excess of 95%. As our operating results have continued to improve, our main challenge is shifting from step change improvement to long term sustainability. Although we do not expect it to have a significant effect on our business in 2013, the recent industry wide problem associated with the need to replace original equipment manufacturer defective bolts in our subsea connectors is a reminder of the potential variability in our revenue efficiency; however, I am confident in the technical changes we have implemented to improve the performance and reliability of our equipment.

In addition to continued progress in our operating results, during the quarter we also made strides in the two other key strategic issues facing the Company, the execution of our asset strategy and the resolution of Macondo liabilities. At the end of November, we closed the sale of 38 shallow water rigs to shelf drilling. This large scale transaction, combined with continued success in single asset sales of non-core floaters and jack-ups, substantially reduces the Company's exposure to low specification rigs. Divesting these rigs improves our long term competitiveness and furthers the strategic imperative of focusing on ultra deep-water and high specification floaters and jack-ups.

Continuing to invest in our fleet is critical to enhancing our long term competitive position and in this regard, our new build program continues on schedule. We recently named two of our three new jack-ups, the Transocean Siam driller and the Transocean Andaman, and we expect these premium rigs to commence their long term contracts with Chevron in Thailand on time in the coming months. We are also close to finalizing a contract for the ultra deep-water new build, the Deepwater Asgard, the only rig we have currently under construction without a contract. Also, we are in advanced discussions with a major integrated international oil company for the construction of one dual activity dynamically positioned ultra deep-water drill ship with an anticipated delivery in late 2015. Consistent with the shale new builds, this rig is expected to be equipped with industry leading hoisting capacity, a second blowout preventer system and be outfitted to accommodate a future upgrade to a 20,000 PSI blowout preventer.

In January, we filed settlements with the civil and criminal divisions of the US Department of Justice on Macondo. Both of those settlements have now been accepted and entered by the courts. It is important to note that the settlement with the civil division does not include the resolution of natural resource damages, or NRDA, nor do these settlements address potential liabilities with the Gulf Coast states or the plaintiffs steering committee. Phase I of the multi-district litigation civil trial regarding these remaining potential liabilities commenced last week and we are well prepared to argue our case on strong and compelling merits. As you may have seen on Friday, the Fifth Circuit Court of Appeals issued an opinion holding that under the terms of our London insurance layer, BP has coverage as an additional insured for pollution claims. We are disappointed in the decision and our council will be considering our options going forward. Even if the decision standings, however, we continue to be a full insured under our policies and will pursue our claims for insurance payment and reimbursement in the District Court where we will seek our fair share of the policy proceeds under contractual and equitable principles.

Regarding the Frade Field incident in Brazil, you may have recently seen the favorable court decision that the judge denied the criminal charges against Transocean and our employees. We recently learned that the prosecutor has filed an appeal but we remain confident in our position and will vigorously pursue final and comprehensive resolution of the underlying litigation. We also continued to defend the Company against the ledge claims in conjunction with the unfounded and merit less allegations of tax fraud dating back more than a decade in Norway. The criminal tax trial started in December and decisions are not anticipated until early 2014; however, on Friday, the Oslow District Court announced a favorable ruling on the Arcade civil tax assessment case. The court completely overturned the tax assessment issued by the Norwegian authorities and dismissed its claim. While appealable, we believe that this ruling should have positive implications for other outstanding tax litigation in Norway. In summary, I believe we are making good progress in improving our operating results, executing our asset strategy, and resolving the uncertainty associated with major litigation in the US, Brazil and Norway. That said, there is still much work to be done.

We are focused on creating value for our stakeholders through the Company's disciplined capital allocation strategy which includes maintaining a strong, flexible balance sheet and remaining an investment grade issuer of debt, profitably reinvesting in our business through value enhancing growth opportunities, and distributing excess cash to our shareholders. Through this latter point, as you have probably already seen, we announced several key proposals that our Board is recommending to our shareholders for the upcoming annual general meeting scheduled for May 17. This includes the distribution of a dividend out of additional paid in capital of $2.24 per share, or approximately $800 million in the aggregate. We recognize that a key component of a dividend is its sustainability and the potential for growth in the future as business conditions warrant. We believe that this distribution creates value while providing us with the adequate flexibility to capitalize on profitable investment opportunities such as contract back new builds and to continue to reduce our debt to targeted levels. Esa will talk more about this in a few minutes.

Following the shale drilling transaction, we commenced an organizational efficiency initiative to insure that the Company responds to the changes in the size and composition of our fleet with a more efficient and focused overhead structure. The 2013 cost guidance that Esa will provide is for a steady state Transocean with no impact from the initiative. Even though the project will take shape this year, I do not expect that it will have a significant impact on 2013's costs, since any reduction in costs due to organizational changes will likely be offset by one-time expenses and restructuring charges. I do expect the initiative will have a meaningful effect on our cost structure in 2014 and onwards and I intend to share more about this as the project progresses and plans mature.

With that, Esa, let's go through the numbers.

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Thank you, Steven, and good morning and good afternoon, everyone. It is a great pleasure to be able to talk to you about our business and results.

In March 2012, we announced our intent to discontinue the operations of our drilling management services in the shallow waters of the US Gulf of Mexico after completion of our remaining contracts. In December 2012, we completed the final contract and discontinued offering these services in this region. As such, during the fourth quarter, we reclassified the related operating results to discontinued operations and all prior periods have also been reclassified. These reduced 2012 revenues and costs by approximately $100 million each. All of my comments, including relevant comparison to prior periods, reflect only continuing operations.

As Steven mentioned, we reported net income attributable to controlling interest of $456 million, or $1.26 per diluted share, for the fourth quarter of 2012. Our fourth quarter results included $126 million in net favorable items as follows. $101 million associated with favorable discrete tax items in certain jurisdictions and $25 million of net income from discontinued operations as we had anticipated. Excluding these items, our adjusted earnings from continuing operations were $330 million, or $0.91 per diluted share. This compares with similarly adjusted earnings of $1.40 per diluted share in the third quarter of 2012.

For the fourth quarter of 2012, our consolidated revenues from continuing operations decreased by $105 million to $2.33 billion, compared with $2.43 billion in the prior quarter. Contract drilling revenues decreased $35 million primarily due to increased out of service time which was partly offset by higher average day rates. The increase in out of service time was in line with our prior quarters guidance and was reflected in our most recent fleet status reports. Overall fleet utilization for the fourth quarter was at 79%, compared with 80% achieved in the third quarter. Other revenues decreased by $70 million due to the timing of well completions in our international drilling management services business. As a reminder, this operating segment will continue to create some volatility in our other revenues; however, given the relatively low margin nature of this business, the volatility generally has a limited impact on our earnings.

Consistent with our expectation of increased cost in late 2012 and within our 2012 guidance range, our fourth quarter operating and maintenance expenses were $1.44 billion, reflecting an increase of $117 million compared with $1.32 billion in the third quarter of 2012. Contract drilling, operating and maintenance costs increased by $173 million primarily due to higher shipyard and maintenance costs. This was partly offset by $56 million related to reduced activity in our international drilling management services business that I already mentioned. Interest expense, net of amounts capitalized and interest income, was $167 million compared with $165 million in the third quarter of 2012. Increases in interest expense from our $1.5 billion bond offering to pre-fund our new build drill ships were mostly offset by higher capitalized interest related to the new build program.

Depreciation and amortization expense for the quarter was $278 million, compared with $280 million in the prior quarter. General and administrative expenses decreased to $65 million for the fourth quarter, compared with $69 million in the previous quarter. The annual effective tax rate from continuing operations after adjusting for unusual items was 17.8% for 2012 reflecting a decrease from an adjusted 20.5% for the nine months ended September 30, primarily due to the blend of tax that is assessed based on revenues versus tax on taxable income, and some foreign exchange effect. The actual effective tax rate of a negative 20.7% for the fourth quarter reflects the $37 million, approximately $0.10 per diluted share, favorable adjustment required to decrease our annual effective tax rate, as well as the favorable discrete tax adjustment previously mentioned. Net cash flow generated from operations increased to $923 million in the fourth quarter, compared with $786 million in the third quarter of 2012.

Capital Expenditures was $657 million in the fourth quarter, up from $225 million in the prior quarter. This was primarily due to initial shipyard payments associated with the foreign new build drill ships. The disposal of non-

core assets in discontinued operations generated proceeds of $593 million which primarily related to the divestiture of 38 shallow water rigs to shelf drilling. The difference between the shelf proceeds actually received during the quarter and the $1.05 billion sales price relates to the $195 million in seller financing, the working capital adjustments and the pending sale of inventory held until completion of the operating agreements. Finally, we utilized $1.7 billion of cash to retire our Series C convertible bonds in December 2012. Net cash on hand was $5.1 billion at the end of the fourth quarter, down from about $6 billion at the end of the third quarter 2012, primarily due to the retirement of convertible debt, partly offset by cash generated from operations.

As promised, I will now update our full year 2013 guidance. We maintain our revenue efficiency guidance of approximately 93% for the fleet for 2013. We have experienced several quarters of improving revenue efficiency and continue to believe that historical revenue efficiency levels of about 95% are within our reach; however, as Steven mentioned, our revenue efficiency will fluctuate, particularly in a zero tolerance environment. We do not normally provide quarterly revenue efficiency guidance but given the industry wide issues associated with the original equipment manufacturer defective bolts, as well as some other unrelated well control equipment down time on certain ultra deep-water rigs during the first quarter, we believe it is now warranted. Our revenue efficiency for the first few months of 2013 has been approximately 90%. Although we expect March to improve, our first quarter revenue efficiency will be below our annual guidance of 93%. Excluding down time associated with replacing these defective OEM bolts, our first quarter revenue efficiency would be generally in line with our 2013 guidance.

Other revenues are expected to be between $400 million and $420 million for the full year 2013, in line with last year. Other revenues include our international drilling management services and re-judge revenues from our customers. Our updated operating and maintenance expense guidance is generally in line with the preliminary guidance provided on the last earnings call. We currently estimate our full year O&M cost to be between $5.7 billion and $5.9 billion. This represents a 6% to 10% increase, or a full year 2012 O&M cost from continuing operations excluding Macondo well loss contingencies.

The increase over 2012 O&M cost is due to the following. First, higher in service daily costs of operating our rigs in both labor and maintenance; second, increased activity associated with our three premium new build jack-ups commencing operations in 2013, as well as training and development of crews to man our new build rigs; third, higher shipyard related costs due in part to project scope and the reactivation of Sedco 712. The low end of our O&M guidance range assumes lower shipyard and maintenance costs and lower than expected inflation. Conversely, the higher end of the range assumes higher shipyard and maintenance costs and further increased inflationary pressures. Also included in O&M cost is estimated Macondo related legal expense of about $15 million to $20 million per quarter, which is unchanged from the preliminary guidance.

As Steven already mentioned, the 2013 cost guidance is for a steady state Transocean with no impact from the organizational efficiency initiative as any savings in costs in 2013 will likely be offset by one-time expenses and restructuring charges. We expect that our organizational efficiency initiative will indeed have a meaningful impact on our cost in 2014 and thereafter, and we will provide additional guidance later this year. The shipyard activity provided in our most recent fleet status report continues to represent our current best estimate of out of service time. Additionally, we continue to advise caution as it is not uncommon for unplanned or exceptional shipyards to significantly increase our out of service time. We're not able to predict such exceptional shipyards and consequently, they aren't included in our fleet status reports.

As a result of our annual budgeting and forecasting process, we've recently released our initial estimates of 2014 out of service time. As a guideline, given the five year frequency of surveys, on average one should expect that about 20% of our fleet will be out of service for some period of time each year. We perform various other maintenance upgrade or refurbishing projects in conjunction with these surveys. As we respond to business and commercial conditions, our out of service time can be accelerated or delayed to accommodate the timing of customer well programs, as well as the optimization of shipyard scheduling to better align with contract timing and improved overall profitability. We expect depreciation expense will be between $1.1 billion and $1.2 billion for 2013. G&A costs are expected to range between $280 million and $300 million. Similar to our O&M guidance, the G&A costs do not include any savings related to our organizational efficiency initiative.

We expect our interest expense, again net of interest income and capitalized interest, to be between $540 million and $550 million. Capitalized interest and interest income are expected to be approximately $90 million and $50 million respectively. We currently expect the annual effective tax rate for 2013 to be between 18% and 22%. Consistent with the guidance provided when we announced the shelf drilling transactions, we also expect that our ongoing net overhead costs related to shelf will exceed receipts by approximately $15 million to $20 million per quarter. These losses will be reflected as discontinued operations.

Our 2013 capital expenditures guidance is unchanged, at approximately $3 billion. The $3 billion comprises new build CapEx of approximately $1.7 billion, by the way, not including the potential additional new builds Steven has already mentioned, sustaining CapEx of about $600 million, major upgrades and refurbishing of approximately $400 million and CapEx associated with spare parts for our ongoing efforts to improve operational performance of about $300 million as well. These costs relate to items such as subsea spares and we expect to have materially completed the build up of the capital spares pool by the end of 2013. After 2013, capital costs related to the spares pool should decrease considerably. A schedule of expected annual payments for our entire new build program is now included on our Web site.

Finally, I turn my focus to the balance sheet. As a result of the partial DOJ settlement on Macondo, we have reevaluated our liquidity targets and revised them downward. In the context of remaining uncertainties, we now believe it is appropriate to maintain total liquidity between $3.5 billion and $4.5 billion which is down from the previous range of $5 billion to $6 billion. The targets are inclusive of a cash balance between $1 billion and $1.5 billion necessary to meet operational working capital and other requirements related to our business. Both cash and liquidity targets exclude the Aker Export financed debt of approximately $800 million which is supported by a similar amount of restricted cash included in other current assets and other assets. The liquidity targets include consolidated cash, our undrawn $2 billion revolver and the secured credit facility of $900 million issued in October 2012. The secured credit facility is not contemplated as being a permanent part of our capital structure and we intend to eliminate the facility after significant uncertainties are resolved.

As Steven mentioned, the Board of Directors is recommending to our shareholders at the 2013 annual general meeting to approve a US dollar denominated dividend of $2.24 per share which equals slightly over $800 million in aggregate. The dividend will be payable in four quarterly installments with the four payment dates to be set for June, September, and December 2013 and March 2014. The dividend produces a yield pay out that is competitive with our peers and represents an initial yield of about 4.3% based on Friday's closing share price. One of the Boards objectives is to establish the dividend at a level that, in the context of a very capital intensive cyclical industry and considering the significant uncertainties that the Company currently still face, permits the Company to continue to progress toward achieving its gross debt targets and provide adequate flexibility to reinvest in the fleet. We believe that the proposed level of dividends satisfies this objective, as well as the objective of distributing excess cash to shareholders. This level of the dividend is intended to be sustainable and it provides a basis for future increases assuming business conditions permit. The Board will, consistent with historical practice in accordance with applicable law, continue to evaluate the business and consider the distribution of excess cash to shareholders on an annual basis.

As a reminder, we remain committed to a strong balance sheet and investment grade credit rating and as such, our debt target remains unchanged, which is to reduce gross long term debt between $7 billion and $9 billion. To advance this objective, the Company intends to accelerate debt repayment by retiring approximately $1 billion in debt in excess of existing scheduled maturities by the end of 2014. In January 2013, we called approximately $270 million of our senior unsecured callable bonds due February 2016 towards this $1 billion goal. Scheduled maturities in 2013 and 2014 are expected to be $1 billion and $600 million respectively, with the majority of 2013 maturing in the first quarter. These figures exclude the payment obligations associated with the partial DOJ settlement on Macondo. Even with the debt retirements, capital expenditures and the proposed dividend distribution, we will maintain our cash and total liquidity within the target range throughout 2013.

With that, I'll hand it over to Terry to update you on the markets.

Terry Bonno - Transocean Ltd - SVP Marketing

Thanks, Esa, and hello to everyone.

Before we cover specific markets, I would like to make a few general comments. We closed out a great year for 2012 with $16.9 billion of contract backlog, including contracts for one existing new build, the Deepwater Invictus, and the additional four shale new build drill ships. Tendering for 2012 exceeded levels not seen since 2008 and the tight market provided numerous opportunities to improve our day rates over previous contracts for all asset classes. While the tendering pace remained high for ultra deep-water floaters, contract awards have taken an extended period of time to execute, mainly because of regulatory tendering requirements. Additionally, the combination of some customers not extending their existing ultra deep-water fleet, together with Petrobras' release upon contract exploration of deep-water and mid water units, are causing a somewhat slower absorption of available floater capacity in the near term; however, long term fundamentals remain positive and numerous customers are demonstrating their willingness to continue to grow their fleet.

Some additional market highlights. The ultra deep-water market remains tight with customers paying 600,000 per day plus for high cost environment and mid to high 500s per day for lower cost areas. We continue to see opportunities for the available units in 2013 and strong interest in the rigs that are available in 2014. Ultra deep-water demand continues to be driven by exploration programs in the US Gulf of Mexico, West Africa, East Africa and in other emerging markets. With the continued successes in customers drive to replace reserves, we believe that incremental ultra deep-water demand in Africa and US Gulf of Mexico alone over the next three years could absorb the incremental supply coming to the market. We continue our marketing efforts for the recently idled GSF Explorer and have been in discussions with several customers regarding her near term availability.

Also, as Steven mentioned, we are in advanced discussions with a major integrated international oil company for the construction of one dual activity dynamically positioned ultra deep-water drill ship with an anticipated ex-shipyard delivery in the fourth quarter 2015. This direct negotiation opportunity demonstrates the trusts that our customers are placing in Transocean and the operational excellence they have come to expect. We are also in the final stages of the recent tendering exercise for the Deepwater Asgard in Indonesia and believe we are in position to conclude on these in the near future. Our confidence in the long-term future of the ultra deep-water market continues to be confirmed by the customer interest in the remaining fleet available in 2013. Although the tendering pace of the deep-water market has been relatively quiet in January and February, we are currently in discussions with several customers for contracting opportunities for their 2013 programs and expect to report more positive news for the rest of our deep-water fleet with prompt availability. Mid water and harsh environment activity, especially in the UK and Norwegian North Sea, is very high with only four rigs available until the end of 2014 in the UK. Considering this tightness in the market, we are reactivating the Sedco 712 in the UK North Sea at $380,000 per day for three years.

Multiple tenders in the UK and upcoming tenders in Norway for long term exploration and development programs are providing opportunities to extend the existing fleet and bring additional harsh environment capacity into the market. Outside of the UK, in Norwegian markets, we extended the Sedco 701 for one year at $311,000 per day in Nigeria; however, the market for mid water rigs is somewhat less certain with the impact of Petrobras releasing some of their mid water fleet upon contract completion. We are actively pursuing opportunities for our rigs becoming available in 2013. Utilization in day rates for premium jack-ups remain strong due to improving demand in almost all jack-up provinces. This is reflected in the opportunities and discussions we are currently having with our customers for our available fleet in 2013. The increased utilization has resulted in rates for high specification jack-ups moving over $160,000 per day as evidenced by long term fixtures in West Africa and over $200,000 per day in the UK.

In summary, while the near term ultra deep-water and deep-water market may experience a pause in the level of contracting activity, we believe that the continuing exploration successes, increase in development programs and emerging play support our view of ample opportunity for the existing fleet and for future growth with our customers.

This concludes my overview of the market so I'll turn it back to you, Steven.

Steven Newman - Transocean Ltd - CEO

Thanks, Terry. Tom, with that we're ready to open it up for questions.
QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions)

Angie Sedita, UBS.

Angie Sedita - UBS - Analyst

Thanks, good morning guys. Steven, could you give us first, number one, your initial thoughts on the potential pros to pursuing an MLP structure? And then two, how long would it take to form one from the legal and accounting perspective, could it actually be done in 2013 or would this be a 2014 event? And then finally, how many rigs -- or have you considered how many rigs may be suitable candidates for an MLP?

Steven Newman - Transocean Ltd - CEO

I'm going to let Esa answer that question because he has a lot more experience with MLPs than I do.

Angie Sedita - UBS - Analyst

Perfect.

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Hello, Angie. It's Esa Ikaheimonen here again. It's very difficult to say how long it will take to pull one off. I think I would start by just saying that we've been evaluating different financing solutions, MLP being one of them. In terms of the potential value adding elements of an MLP structure, clearly the opportunity to monetize future cash flows comes to mind. It does add financial flexibility. It could offer a yield entity that could fit into our overall capital allocation strategy. So generally speaking, it's interesting, and as we've said already in our press release, we are quite seriously looking into it, but with an cool and analytical approach rather than a mad rush I should say.

In terms of timing, as I said, I'm a little bit uncomfortable to say when we'll be in a position to conclude but our analysis is ongoing. We're evaluating the pros and cons of it, also recognizing that this is a cyclical industry, assets are mobile, we're talking about relatively short contracts, multi-layered and complicated tax structure, conflict of interest issues and so on and so forth. So there's a lot to cover and it is important to us that we do it prudently and we do it well, and we know exactly what we are doing and we know exactly why we are doing it or perhaps not doing it as it may be. It will take some time. I think the SeaDrill experience was that from initiation to IPO, it took about a year or so. Of course, we can learn from SeaDrill experience and perhaps accelerate but I think you'll be stretched to IPO anything this year but possible.

In terms of assets, I think you were asking for asset as well suitable for this, we clearly have got an attractive and sizeable Ultra Deepwater fleet which would fit into an MLP, but it will come with a lot of caveats such as complexities around US tax. Many of those rigs are Gulf of Mexico operating so there's a good portfolio of assets that could fit in. The market size is limited so I think up to three Ultra Deepwater rigs could potentially be an IPO scope, and nothing much more than that. So yes, you will have to wait and see and we will keep you up-to-date as to when we make progress.

Angie Sedita - UBS - Analyst

That's very good color, and then as an unrelated follow-up on the dividend. Is it fair to assume that a shareholder could propose a larger dividend at the shareholder meeting or do you believe the current dividend is an acceptable compromise to all parties?

Steven Newman - Transocean Ltd - CEO

Well we proposed our dividend on the basis of the Company's well articulated philosophy around capital allocation. So in that context, the Board has endorsed the proposal and is recommending it to shareholders.

Angie Sedita - UBS - Analyst

Thank you guys. I'll turn it over.

Operator

Doug Becker, Bank of America Merrill Lynch.

Doug Becker - BofA Merrill Lynch - Analyst

Thanks. Steven, there's been clear strides made from the operations, we can see them in the revenue efficiency metrics but today you're announcing an organizational efficiency initiative. What does this new initiative entail that previous efforts haven't and do you think there's a significant opportunity here to narrow the EBITDA margin gap you see versus the peers or something more structural in nature that would keep that gap in place?

Steven Newman - Transocean Ltd - CEO

I don't think there's anything structural that should perpetuate the gap, Doug. The difference between what we have historically been focused on in the context of rig specific operating improvements and what we're embarking on now, this is focused on our cost structure, on our overheads primarily. Is really just a recognition that with the shelf transaction, the fleet has changed and as a consequence, the overhead structure needs to respond to that change.

We need to come out of this exercise a more efficient and focused overhead to reflect the changing nature of the fleet. So I think that will certainly help to improve the Company's financial results going forward but as we said --

Esa said, I said during our prepared remarks, I don't expect it to materialize significantly in 2013. It will benefit 2014 going forward.

Doug Becker - BofA Merrill Lynch - Analyst

Understood and, Terry, maybe a quick update on the GSF Explorer and should we be thinking about some idle time between contracts in the Millennium and Discovery as those rigs have some ability later in the year?

Terry Bonno - Transocean Ltd - SVP Marketing

Hello, Doug. Let's take the Explorer first. We've had a couple of good runs that we actually thought we had her contracted and only to be surprised by some availability issues with other rigs that actually had a better timing than the Explorer did. So we missed a few opportunities but we still are in a few discussions right now that we're hoping will materialize soon, but I think that it's hard to say if it's going to be two weeks or a month before we get her back to work.

Now talking about the Millennium and the DWD, those are certainly a different animal than the Explorer. The Explorer is an older rig, 7,800-foot. The DWD and the Millennium are 10,000-foot newer generation rigs and we do have a lot of interest in those rigs and we are in some advanced discussions certainly with the Millennium. She's currently working offshore East Africa and also we had the DWD is now in Brazil. So, we're very positive on being able to put those to work in direct continuation.

Doug Becker - BofA Merrill Lynch - Analyst

Okay, thank you.

Operator

Robin Shoemaker, Citi.

Robin Shoemaker - Citigroup - Analyst

Yes, thank you. I wanted to make sure I understood, Terry, what you were saying about the Brazil -- the impact of Brazil releasing midwater rigs. We've heard some contractors say that their belief is Petrobras wants to maintain nearly all of the midwater rigs -- or older generation rigs in that market. So, what are you seeing perspectively in terms of rig -- releasing rigs and/or potentially upgrading those rigs?

Terry Bonno - Transocean Ltd - SVP Marketing

Hello, Robin. What we have seen, we're in our own discussions and we've actually -- one of the rigs, the Artic 1, has recently left Brazil and but she wasn't actually contracted with Petrobras. She was contracted with one of the independents there, but she's left and then also we understand that Petrobras has kept one rig so far, the Borgny Dolphin.

I can't speak to what our competitors are doing and in conversations. I can only speak to our conversations with Petrobras and we certainly believe that the Falcon 100, at the end of her contract, we'll be vigorously pursuing opportunities with her outside of Brazil. But we've all heard the same rumors that they are going to be reducing some of their midwater fleet and then also perhaps some of the deepwater fleet.

Robin Shoemaker - Citigroup - Analyst

Okay, just on a related question then, I've heard another contractor say that Brazil is now the highest offshore operating cost environment in the world with possible exception of Norway. And that on contract renewals in Brazil, Petrobras may be facing some sticker shock in terms of -- especially signing long term contracts on deepwater rigs. What is your experience with operating costs in Brazil, how confident are you on renewing rigs that you'll get significant compensation for that?

Terry Bonno - Transocean Ltd - SVP Marketing

I think that we have certainly high environment cost in Brazil. I think its been a bit of a challenge because of the bit of increase in labor costs but we also have a high cost environment in West Africa, so I wouldn't necessarily say that one is extraordinarily higher than the other. I just think they are high operating cost environment and if -- when they can start to do their fleet renewal, I think it's going to be a factor of the fleet renewal with the ultra deepwater fleet they currently have under contract.

The newer rigs, I think there's going to be some good discussions, Petrobras is always fantastic at negotiating contracts so I think there will be. I think it's also going to be a picture of if they don't stay in Brazil, where are they going to relocate and that's always the question. It costs money to relocate rigs.

Robin Shoemaker - Citigroup - Analyst

Okay, thank you.

Operator

Robert MacKenzie, FBR Capital Markets.

Robert MacKenzie - FBR Capital Markets - Analyst

Thank you very much. Question for you guys and following the disposal of some of your older standard Jackups, you're left with a relatively small presence in the shallow water market. Any appetite there for increasing the Jackup fleet, specifically some of the modern high end units?

Steven Newman - Transocean Ltd - CEO

Yes, I have talked regularly, Robert, about remaining competitive in the Jackup space. So, the Company, over the course of the last couple of years, has taken delivery of one new build that's currently working in Angola, the Transocean Honor; we've got three additional rigs under construction that are destined for operations in Thailand with Chevron; and we continue to look for opportunities to increase our presence in the premium and High-Specification component of the Jackup market. I want the Company to continue to pursue leadership positions in both High-Spec Floaters and High-Spec Jackups.

Robert MacKenzie - FBR Capital Markets - Analyst

Okay, and how would you characterize your view of either acquiring that secondhand or commissioning additional new builds?

Steven Newman - Transocean Ltd - CEO

We're really indifferent as long as the economics are compelling and allow us to add to our position. So we have shown in the past the ability to do both -- build and buy. So, we will continue to look for opportunities to do either one of those.

Robert MacKenzie - FBR Capital Markets - Analyst

Okay, thanks and my final question would be along the lines of Ultra Deepwater new builds. Has anything changed in terms of your willingness to build those on spec versus on contract and what's your appetite for additional deepwater new builds?

Steven Newman - Transocean Ltd - CEO

As we indicated in our prepared remarks, we're in advanced discussions with a customer to build a rig for them and I think that reflects our strong preference for contract back new builds.

Robert MacKenzie - FBR Capital Markets - Analyst

So nothing has changed in terms of spec new builds?

Steven Newman - Transocean Ltd - CEO

We still have a strong preference for contract back new builds.

Robert MacKenzie - FBR Capital Markets - Analyst

Fair enough, thank you. I'll turn it back.

Operator

Ian Macpherson, Simmons.

Ian Macpherson - Simmons and Company - Analyst

Hello, thanks. With your last fleet status in February, you showed 1,534 days of scheduled down time for the High-Spec fleet. I just wanted to confirm how we should interpret that. If we look at your exclude your stacked rigs, that looks like it's about 34 days on average per rig. Is that the correct denominator to apply when thinking about your up time for the High-Spec rigs next year?

Steven Newman - Transocean Ltd - CEO

Ian, I'm not sure I follow your calculus there. In terms of providing guidance, preliminary guidance for 2014, what we were trying to do was, as Esa said in the context of our regular budgeting and forecasting process, was provide a first look at 2014 out of service time. As projects materialize and contracts are signed up that firm up those projects, then we're in a better position to allocate specific out of service segments to particular rigs. So trying to make sense of a broad based asset class, out of service forecast and derive an average of days per rig, I think at this point is a bit premature.

Ian Macpherson - Simmons and Company - Analyst

Really what I was going for was the key distinction would be whether any of those days are allocated to rigs which are currently out of service or if those days are all allocated to rigs which are currently in service, so that I'm not clipping rigs for which I was previously expecting revenues.

Steven Newman - Transocean Ltd - CEO

So the only out of service rig for which we have provided out of service time would be the 712, the reactivation of 712 in the North Sea.

Ian Macpherson - Simmons and Company - Analyst

Yes, that's in deepwater in the High-Spec.

Steven Newman - Transocean Ltd - CEO

Everything else in our 2014 preliminary forecast is based on currently active rigs.

Ian Macpherson - Simmons and Company - Analyst

Okay, that's helpful, thanks. My follow-up question is really just to follow-up on what Doug was asking before about your EBITDA margin gap. Really just a little bit more specifically, the market -- we are and I think most analysts are projecting Transocean at a low 40%s EBITDA margin for the next couple of years -- pretty much all of the tiers are at least 45% to 50% projected margins, some higher. But then when we look historically, there have been various explanations for Transocean's cost structure being a little bit richer and it's related to organizational breadth or the complexion of your fleet or what have you.

I don't want to pin you down too much but 500 basis points to 1,000 basis points of margin improvement based on overhead reorganization sounds like a big bridge to cross. So, can you provide anything in the way of what order of magnitude you're targeting here in terms of margin improvement over the long haul over the next two or three years?

Steven Newman - Transocean Ltd - CEO

I think we're early enough in the process, Ian, that I'm uncomfortable giving you any crisp guidance on that point, recognizing the fact that we see the same things you guys do that there's a difference in our cost structure relative to our peer group and we have a clear objective to reduce that differential.

Ian Macpherson - Simmons and Company - Analyst

Okay, well we'll stay tuned. Thank you.

Operator

Brad Handler, Jefferies & Company. Hearing no response. David Smith, Johnson Rice.

David Smith - Johnson Rice and Company - Analyst

Hello, good morning. Can you remind me please, what level of reactivation expense is embedded in your '13 cost guidance?

Steven Newman - Transocean Ltd - CEO

The only reactivation expense that's embedded in the 2013 cost guidance is $50 million associated with the Sedco 712.

David Smith - Johnson Rice and Company - Analyst

Perfect, thank you. And can you talk to the prospects for any other reactivations this year?

Terry Bonno - Transocean Ltd - SVP Marketing

Well we're currently -- again we talked about the Arctic 1 which has now gone idle and we're currently bidding her into the UK. So, that would be a reactivation in that we would have to upgrade her for UK standards. Again, we're hopeful. We're actively pursuing it and that could be one.

David Smith - Johnson Rice and Company - Analyst

Appreciate it, and just a housekeeping follow-up. Wondering if you can provide any color around the fourth quarter out of service cost for the High-Spec Jackups, was just higher than usual and I was curious if there was anything that really stood out to drive that in the quarter.

Steven Newman - Transocean Ltd - CEO

Nothing that springs immediately to mind, David, but I'll tell you what, we'll get Thad to circle back up with us and if there's anything meaningful we can provide in response to that question, we'll come back to you.

David Smith - Johnson Rice and Company - Analyst

Perfect, thank you.

Operator

Harry Mateer, Barclays.

Harry Mateer - Barclays Capital - Analyst

Hello, good morning. Two questions. First just with respect to the dividend announcement and the accelerated $1 billion debt reduction by the end of '14, are those items you ran past the rating agencies before announcing them this morning?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Yes, it's Esa Ikaheimonen here again. We do have ongoing dialogue with the rating agencies and it wouldn't surprise you to know we've had discussions about some of these plans as well. Part of the whole story is that we want to continue consistent with our existing strategy regarding capital allocation and part of that has been to continuously run a tight ship from the balance sheet perspective and continuously reduce our debt.

So the whole package of proposals and plans have been put together with that partially in mind as well. So it is our clear expectation that the rating agencies would see that consistency and would see us actually being continuously committed to a strong balance sheet and, therefore, would find that a positive proposal and a positive plan. Indications are positive I should say.

Harry Mateer - Barclays Capital - Analyst

Okay, and then with respect to accomplishing all these goals, the debt reduction, the dividend, as well as your capital spending program, are you incorporating any assumptions as to asset sales between now and 2014?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Yes, when we do our modeling, we obviously include a significant number of different variables there, and one of the key items of our cash flow scenario plays, obviously the divestment proposals or divestment opportunities. We have actually not included much at all in terms of the base case scenario that I spoke about earlier when I said that with the capital expenditure, the dividend distribution, and the debt pay down -- we stay within our liquidity target range but very moderate divestment proceeds, but there's opportunity for more, of course, as and when the economics allow.

Harry Mateer - Barclays Capital - Analyst

Okay and then just a final question. I don't know if it's something you'll want to comment on or not, but can you share with us whether or not you've discussed the dividend proposal you've made with Carl Icahn with respect to his request for a $4 per share dividend?

Steven Newman - Transocean Ltd - CEO

Our dividend announcement was only made last night so this is really the first opportunity we've had publicly to talk about it.

Harry Mateer - Barclays Capital - Analyst

Okay, thank you.

Operator

Waqar Syed, Goldman Sachs.

Waqar Syed - Goldman Sachs - Analyst

Thank you very much. My question relates to some of the rigs that were built and delivered in 2009. Now as they go into their first five year service around 2014, should we assume that since these are relatively new rigs that the down time for the five year service would be relatively short? Or do you think that you may take an opportunity and maybe make some changes in some of the rigs and they may be down for longer period of time?

Steven Newman - Transocean Ltd - CEO

If the work scope is limited to simply complying with the five year SPS, I think that's relatively manageable. Now I'm not sure what you mean by relatively short and you probably don't know what I mean by relatively manageable. I would say 30 to 60 days, if it's limited to the five year SPS work scope. If we take a decision to make a modification like adding a second BOP or if the follow on customer wants us to do something, that could expand and have an impact on the timeline. So broad based rule of thumb, I'm uncomfortable because it just depends on what we decide to do or what the customers ask us to do.

Waqar Syed - Goldman Sachs - Analyst

So for a standard five year service would still be somewhere between 30 to 60 days down time, both for the drill ship or even if it's a semi?

Steven Newman - Transocean Ltd - CEO

Not a big difference between a ship and a semi in terms of the five year SPS.

Waqar Syed - Goldman Sachs - Analyst

No, I was just thinking in one case you made, because it's mobile, it may take shorter or maybe at least cost less. And in terms of costs for a standard five year survey, how much would it cost for a new build rig, ['09] deliveries?

Steven Newman - Transocean Ltd - CEO

Yes, I probably don't have a very good number on that right now, so let us do a little bit of work and we can probably come up with something that is reflective of a simple, straightforward five year SPS work scope.

Waqar Syed - Goldman Sachs - Analyst

Okay, great. Thank you very much.

Operator

Robert Jensen, Platou Markets.

Robert Jensen - Platou Markets - Analyst

Thanks guys. So if I got you right as the OpEx guidance, you provide of $5.7 billion to $5.9 billion, that does not include any costs associated with the shelf drilling operations, only the reactivation costs for the Sedco 712 is that right?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

That's correct.

Robert Jensen - Platou Markets - Analyst

Okay, so it's only $50 million that's a -- call it one-off item in that guidance?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Again, that's correct so $50 million is included into those numbers or in that range.

Robert Jensen - Platou Markets - Analyst

Okay. A follow-up is more a strategic for you, Steven. Your midwater fleet and the midwater fleet in general is getting fairly old but there's still a fair chunk of drilling to be done in that market. Just wondering how you think about the midwater segment in general and could we see midwater rigs being built, new builds in that segment or smaller deepwater vessels?

Steven Newman - Transocean Ltd - CEO

Yes, absolutely. I understand there are some customers who have already expressed an interest in renewing their North Sea midwater floater fleet, and so we are interested in being a part of those conversations. That -- as you rightly point out, there's a lot of drilling yet to be done in midwater areas around the world, particularly areas like North Sea and Norway, and so we would want to be part of those conversations and part of those replacement plans going forward.

Robert Jensen - Platou Markets - Analyst

So there are no firm plans for the moment that you can disclose?

Steven Newman - Transocean Ltd - CEO

No, we don't disclose anything until it becomes a firm plan.

Robert Jensen - Platou Markets - Analyst

Okay, thanks a lot.

Operator

Justin Sander, RBC Capital Markets.

Justin Sander - RBC Capital Markets - Analyst

Thanks for taking my question. My question is around the $7 billion to $9 billion gross debt target. Just wondering if we can get a sense of a timeline as to when you would expect to reach the top end of that range and maybe strategically, how would you prioritize that specific balance sheet goal versus say growing the dividend or reinvesting for further growth of the fleet?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Yes, it's Esa Ikaheimonen here. We're over that debt target, as you know very well. And one of the reasons for us to accelerate some of the repayment is to also accelerate reaching that target range. We'll be getting into that target range around 2015 with the current pace also including indeed the acceleration of $1 billion of repayment across '13 and '14.

In terms of the priority, we really actually see this as a package. It's not something where we very clearly distinguish our priorities. We try to balance it out and we try to make sure we achieve all of those objectives in the not too distant future, one of them being the level of overall debt that we've got on our balance sheet. Another one being our ability to actually renew the fleet and grow our business, and the third one being returning cash to our shareholders and it really is a balanced approach which we believe is the most shareholder value enhancing longer term.

Justin Sander - RBC Capital Markets - Analyst

Okay, and then just a follow-up there. Is there any specific consideration that would drive you towards either end of the range there, whether it's $7 billion by certain point in time or $9 billion by a certain point in time? Is it a function of what the new build opportunities are going forward or what would make you decide to go ahead and pay down an additional $2 billion?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

It's obviously not an exceedingly tight range but it's a tight enough range that makes us feel quite comfortable. So I think it is mostly about -- because a lot of the investments in this industry tend to be a little bit opportunistic, so that range gives us level of flexibility to utilize opportunities as they come along, whether they are new build type of opportunities or more acquisition type opportunities either way. But, it gives us some flexibility and that is really important because of the nature of investments in this industry.

Justin Sander - RBC Capital Markets - Analyst

Okay, understood, thanks very much.

Operator

[Charles Olson, Fearnley Securities].

Charles Olson - Fearnley Securities - Analyst

Hello. Thank you. Just circling back to your 2013 guidance for O&M cost. Just looking at it compared to the preliminary guidance giving us your third quarter call -- and you had the $5.4 billion to $5.5 billion with a 5% increase and then you said that the discontinued use of Mexico operating reduces 2012 revenues and OpEx of around about $100 million each, is that correct?

Esa Ikaheimonen - Transocean Ltd - EVP, CFO

Yes, you've got that correct, Charles. There's a re-baselining situation here because when Steven and Greg were speaking to you in November and gave you the preliminary guidance, that change was not implemented yet and, therefore, it was in the base. So you have $100 million disappearing off the base and that's got an impact. Then the Sedco 712 is the other big ticket item that has an impact on that comparison. And as I said in my initial piece, almost spot on, in line with the November preliminary guidance. If you just normalize it for those items.

Charles Olson - Fearnley Securities - Analyst

Okay, excellent, and then, Terry, on your new venture towards new build, what term duration are you looking at on such a new build? Is it similar to the Shell data 10 years?

Terry Bonno - Transocean Ltd - SVP Marketing

Yes, I really can't talk about the duration at the moment. We're still working on that and as soon as we have some positive feedback, we'll be certainly happy to share it. Sorry couldn't help you there.

Charles Olson - Fearnley Securities - Analyst

How many other similar opportunities are you're currently pursuing or are there many out there?

Terry Bonno - Transocean Ltd - SVP Marketing

Well, Charles, we're out there arm wrestling all of our peer groups, so let's see what we all come up with.

Charles Olson - Fearnley Securities - Analyst

When you hear all of these -- there's always a bit of rumors here and there. Excellent, thank you.

Thad Vayda - Transocean Ltd - VP IR

Okay, thank you all very much for your time and attention today. We look forward to speaking with you when we report our first quarter 2013 results later this Spring. Don't hesitate to give Diane or me a call over the course of the next couple of days if you have any follow on questions. Thanks so much. Operator, we can disconnect now.

Operator

Thank you, sir. Ladies and gentlemen, we do appreciate your participation. You may disconnect at this time.

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